SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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SunGard Data Systems Inc.

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THIS FILING CONSISTS OF A TRANSCRIPT OF THE COMPANY’S FIRST QUARTER 2005 EARNINGS CONFERENCE CALL ON APRIL 22, 2005.

SunGard Quarterly Earnings Conference Call

First Quarter 2005

April 22, 2005 (Friday) 9:00 am

Please note that all statements made by SunGard officers on this call are the copyrighted property of SunGard. Recording of the call is prohibited without the express written consent of SunGard.

Cris Conde, president and chief executive officer:

Good morning everyone, and thanks for joining us. With me is Mike Ruane, our chief financial officer.

I need to point out that this conference call is complementary to our earnings release, and that all statements concerning the Company’s outlook, future performance, and expectations are forward-looking statements and are covered by the Private Securities Litigation Reform Act of 1995. Please see our earnings release for further details.

Also, please keep in mind that comparisons exclude all merger and spin-off costs and the one-time charge of approximately $12 million related to the relocation of an availability services facility in the first quarter of this year.

Today I’ll begin by discussing the performance of our businesses, then I’ll update you on the announcement we made on March 28 regarding the definitive agreement for SunGard to be acquired. Finally, I’ll review our outlook before we open up the line for Q&A.

SunGard performed solidly in the quarter. Earnings per share grew 17% for the quarter. Total revenue increased by 13% and internal revenue was up 5% from the first quarter of last year. Services revenue which is largely recurring in nature, comprised 89% of the total and software license revenue was 7% of the total, or $63 million.

Let me give you the breakdown by business.

Revenue for Financial Systems, (formerly Investment Support Systems), declined 2% in the first quarter primarily due to the sale of Brut last year. Excluding Brut, the internal revenue growth rate was 6%. Our customers continue to focus on projects to address the burden of new regulations and new market structures, as well as on projects to improve their operational efficiency. Our integrated global solutions are well positioned to help our customers achieve their goals, and give them a competitive edge.

In Higher Ed and Public Sector Systems, revenue increased by 97% in the quarter primarily from acquisitions made in 2004. The internal revenue growth rate was 8%. The pressure to improve efficiency within this customer base is just as strong as in our other segments.

Availability Services revenue increased 10% in the quarter. The internal revenue growth rate was 2.5%. Margins declined by 570 basis points due to the initial impact of a recently acquired business, and a charge related to the relocation of a facility in New Jersey. The bulk of our business is still in traditional business continuity services, but proposals increasingly have a dedicated or managed services component.

Now let me say a few things about the acquisition of SunGard.

As you know, we have signed a definitive agreement to be acquired in a leveraged buyout by a consortium of seven of the world’s leading private equity firms for $36 per share in cash. This represents an excellent price for our stockholders and is great news for customers and employees as well. In light of this, our board has determined not to implement the previously announced plan to spin off our Availability Services business.

This transaction represents a resounding endorsement of our business model, industry leadership and financial strength. Our view is that our new investors have a clear buy and hold strategy. I’ve spoken with many of our customers across all segments of our business, and their reaction has been positive. Through both product development and the continuation of our successful acquisition strategy, we are committed to serving the current and future needs of our customers by delivering cutting-edge technologies, and providing very high service levels.

Our strong and predictable cash flow will continue to be key to our ability to reinvest. We are not slowing down our investment program. We expect to continue investing internally and externally. For the quarter, we spent 9% of Software & Processing revenue on product development and approximately $55 million on capital expenditures company-wide. In the first quarter, we completed five acquisitions for a total investment of $417 million in cash.

Now, let me tell you about the timing of the proposed acquisition.

As you might expect, it’s subject to customary conditions and regulatory approvals, as well as stockholder approval. We filed our Hart-Scott-Rodino notification form with the U.S. antitrust authorities on April 15th. The HSR waiting period should expire in the middle of May. We also filed a preliminary proxy statement with the SEC on April 12th. Once the definitive proxy statement becomes effective, it will be mailed to all our shareholders along with the annual report. These materials will be mailed at least thirty days before the annual shareholders meeting. Assuming our shareholders approve the transaction and the other conditions to closing are satisfied, we expect the transaction will close during the third quarter.

I’ll finish with a few words on our outlook. The demand environment to date in 2005 is very much what we expected and have experienced during the past two years. Our 2005 outlook for diluted net income per share remains in the range of $1.51 to $1.57. This outlook excludes the charge related to the relocation of an availability services facility and merger and spin-off costs. As usual, because the timing and magnitude of merger costs are unpredictable, this outlook assumes no further merger-related items in 2005.

We are enthusiastic about the acquisition and believe that it’s great news for our stockholders, customers, and employees. As a public company, there has always been a trade-off between short-term profits and long-term investments. As a private company, there will be trade-offs but, we’ll have much greater flexibility and will be able to put more emphasis on the long term. I know our customers favor that.

This transaction would not have been possible without the hard work of all our employees. They should be justifiably proud of what they have achieved and we thank them for their efforts.

About the Transaction

In connection with the proposed merger, on April 12, 2005, SunGard filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

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